Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

1. The names of each of the constituent companies that are to merge are Compass Acquisition LLC, a Delaware limited liability company, and Compass Therapeutics LLC, a Delaware limited liability company (the “Company”).

2. An Agreement and Plan of Merger and Reorganization (“Agreement of Merger”) has been approved and executed by each of the constituent companies.

3. The Company will continue as the limited liability company surviving the merger (the “Surviving Company”), and the name of the Surviving Company shall be Compass Therapeutics LLC, a Delaware limited liability company.

4. The Certificate of Formation of the Surviving Company, as in effect immediately prior to the effective time of the merger, shall be the Certificate of Formation of the Surviving Company.

5. The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

6. The Agreement of Merger is on file at 245 First Street, 3rd Floor, Cambridge, Massachusetts 02142, the place of business of the surviving company.

7. A copy of the Agreement of Merger will be furnished by the surviving company on request, without cost, to any member of the constituent companies.

[signature page follows]

IN WITNESS WHEREOF, the surviving company has caused this certificate to be signed by an authorized manager, the 17th of June, 2020.

COMPASS THERAPEUTICS LLC

By:	/s/ Thomas Schuetz
	Name:	Thomas Schuetz
	Title:	Chief Executive Officer